Exhibit 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	David Rubinger
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	david.rubinger@equifax.com

Equifax Adopts Stock Repurchase Plan under Rule 10b5-1 for

$250 Million in Common Stock

ATLANTA, June 8, 2007 – Equifax Inc. (NYSE: EFX) today announced that it has entered into a Rule 10b5-1 trading plan with a broker to facilitate the repurchase of up to $250 million of its shares of common stock under its previously announced share repurchase authorization.

Rule 10b5-1 allows a company to repurchase its shares at times when it might otherwise be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  The shares to be repurchased under Equifax’s 10b5-1 plan would be part of the share repurchase authorization approved by Equifax’s Board of Directors in February 2007 to repurchase up to a total of $650 million of its common shares in addition to the then-remaining previous authorization of $132.6 million.

The 10b5-1 share purchase period will commence on Monday, June 25, 2007.  Purchases will be effected by a broker and will be based upon the guidelines and parameters of the 10b5-1 plan.  The aggregate amount of shares purchased pursuant to the plan will not exceed $250 million (excluding commissions, taxes and other charges and expenses).  There is no guarantee as to the exact number of shares that will be repurchased under the share repurchase program, and Equifax may discontinue purchases at any time.

About Equifax (www.equifax.com)

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, and much more.  We empower individual consumers to manage their personal credit information, protect their identity, and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 6,900 people in 14 countries through North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

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Caution Concerning Forward-Looking Statements

Statements in this press release that relate to Equifax’s future plans, objectives, expectations, performance, events and the like, including statements concerning the commencement of repurchases under the plan and the expected termination date of the plan, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that other factors that materially impact share price and capital markets generally, consumer spending and consumer debt, changes in demand for Equifax’s products and services, our ability to develop new products and services, pricing and other competitive pressures, risks relating to illegal third party efforts to access data, risks associated with our ability to complete and integrate acquisitions and other investments, changes in laws and regulations governing our business, including federal or state responses to identity theft concerns, the outcome of pending litigation, the impact of tax audits by the IRS or other taxing authorities, and certain other factors discussed under the caption “Risk Factors” in the Management’s Discussion and Analysis section of Equifax’s Annual Report on Form 10-K for the year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.